Free Writing Prospectus pursuant to Rule 433 dated June 9, 2022 / Registration Statement No. 333-253421 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due July 3, 2024

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated June 8, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying stock:	the common stock of Apple Inc. (Bloomberg symbol, “AAPL UW”)
Pricing date:	expected to price on or about June 30, 2022
Original issue date:	expected to be July 6, 2022
Valuation date:	expected to be June 28, 2024
Stated maturity date:	expected to be July 3, 2024
Payment at maturity (for each $10 stated principal amount of your Trigger PLUS):

If the final share price is greater than the initial share price, $10 + the leveraged upside payment, subject to the maximum upside payment at maturity

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final share price is equal to or less than the initial share price, but greater than or equal to the trigger price, $10 + ($10 × the absolute share return)

If the final share price is less than the trigger price,

$10 × share performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 20.00% and could be zero.

Leveraged upside payment:	$10 × leverage factor x share percent change
Leverage factor:	200%
Maximum upside payment at maturity (set on the pricing date):	at least $13.80 per Trigger PLUS (at least 138.00% of the stated principal amount)
Share percent change:	(final share price - initial share price) / initial share price
Absolute share return:	the absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Initial share price:	the closing price of the underlying stock on the pricing date
Final share price:	the closing price of the underlying stock on the valuation date
Trigger price:	80.00% of the initial share price
Share performance factor:	final share price / initial share price
CUSIP / ISIN:	36263Q595 / US36263Q5953
Estimated value range:	$9.00 to $9.30 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Trigger PLUS Payoff Diagram*

Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	138.000%
150.000%	138.000%
125.000%	138.000%
119.000%	138.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
95.000%	105.000%
90.000%	110.000%
80.000%	120.000%
79.999%	79.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

*assumes a maximum payment at maturity of $13.80 per Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the Trigger PLUS and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the common stock of Apple Inc. as measured from the pricing date to and including the valuation date.

If the final share price is greater than the initial share price (set on the pricing date), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the share percent change, subject to the maximum upside payment at maturity of at least $13.80 per Trigger PLUS (set on the pricing date).

If the final share price is equal to or less than the initial share price but greater than or equal to the trigger price of 80.00% of the initial share price, you will receive the principal amount of your Trigger PLUS plus a return reflecting the absolute value of the share percentage change (e.g., if the share percentage change is -5%, your return will be +5%). However, if the final share price is less than the trigger price, you will lose a significant portion of your investment.

The Trigger PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying stock, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying stock, are willing to forgo interest payments and are willing to risk losing their entire investment if the final share price is less than the trigger price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated June 8, 2022
•	General terms supplement no. 2,913 dated June 17, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical stock closing prices), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your Trigger PLUS Do Not Bear Interest
▪	You May Lose Your Entire Investment in the Trigger PLUS
▪	The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Return on Your Trigger PLUS Will Be Limited
▪	The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
▪

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

▪	The Amount Payable on Your Trigger PLUS Is Not Linked to the Price of the Underlying Stock at Any Time Other than the Valuation Date
▪	The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors
▪	Your Trigger PLUS May Not Have an Active Trading Market
▪	If the Market Price of the Underlying Stock Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
▪	We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪	You Have No Shareholder Rights or Any Rights to Receive Underlying Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will Be Negatively Affected

▪	In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
▪	There is No Affiliation Between the Underlying Stock Issuer and Us

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS
▪	Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the Trigger PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪	With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the Trigger PLUS and certain risks.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the Trigger PLUS and certain risks.